Prospect Provides Acquisition Financing to C&J Cladding

NEW YORK, NY -- 04/02/2007 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has provided acquisition financing of $6 million to support the purchase of C&J Cladding, LLC ("C&J"), located in Houston, Texas.

C&J specializes in cladding onshore and offshore drilling production components. Cladding is a process of welding a bonding material onto a base metal, where the bonding material then acts as a shield to protect the metal from erosion as highly corrosive fluids pass through the wellhead. A typical wellhead component without cladding will last approximately five years in a highly corrosive environment, while cladding extends the life to approximately twenty years. C&J owns one of the largest arrays of automated cladding machines in the industry, selling its services to machine shops and oilfield equipment manufacturers. C&J is led by Jeff Hoye, Bill Lawrence, and company founder Jim Gray, who are experienced managers of metals and other businesses.

Prospect's investment is in the form of a senior secured debt instrument with a first lien on all assets of C&J. Prospect also received a significant equity ownership in C&J as part of its investment.

"Prospect has a deep understanding of industrial businesses, and we appreciate both the responsiveness of their team and the broad energy sector knowledge base brought together through this partnership," said Bill Lawrence of C&J.

"We are excited about the strategic opportunities to capitalize on the growth of deep water drilling with the value-added cladding process, which is so vital to the production companies we serve," added Jeff Hoye of C&J.

"We are always looking for experienced managers and strong, growing companies to support with our capital, and the C&J team has the track record to continue building significant value," said Mark Hull, an investment professional with Prospect Capital Management.

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577